Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2018 SECOND QUARTER RESULTS

Company reports 4% growth in sales on continued strength of commercial sales
Guidance increased for fiscal 2018

MILWAUKEE, January 24, 2018/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its second fiscal quarter ended December 31, 2017.

•
Fiscal second quarter net sales were $446 million, an increase of $18 million, or 4.2%, from $428 million for the prior year from continued favorable momentum in sales of engines and products designed for commercial markets.

•
Quarterly gross profit margin of 20.8% (GAAP) and adjusted gross profit margin of 21.1% decreased from a gross profit margin of 22.3% last year primarily due to sales mix and lower production volumes as anticipated.

•
Second quarter net loss of $16.3 million, or $0.39 per share (GAAP), included a $24.9 million one-time charge as a result of the implementation of the Tax Cuts and Jobs Act of 2017 (“Tax Reform”) as well as business optimization charges. Excluding these items, adjusted net income was $10.7 million, or $0.25 per diluted share.

•	The company’s estimated effective tax rate for fiscal 2018 is expected to be in a range of 29% to 31%, excluding business optimization costs and the one-time charge from implementing Tax Reform.

•
The company is increasing its fiscal 2018 earnings outlook to $1.45 to $1.62 per diluted share, before business optimization costs and the one-time charge from implementing Tax Reform, from previous guidance of $1.41 to $1.58 per diluted share due to the reduction in the planned effective tax rate.

“At the halfway point in our fiscal year, I am pleased to report that we are solidly on track to meeting our annual and long-range goals,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “Highlights from our second quarter results included growth of our commercial offerings as well as a modest contribution from follow-on generator sales due to the hurricanes this past fall. We also made nice strides in advancing our business optimization program, and we remain on schedule with this important initiative to support growth and long-term profitability improvement.” Teske continued, “Looking forward to the upcoming lawn and garden season, our engine placement is set and it is consistent with last season as we had anticipated. We continue to introduce new, innovative residential products and engines that provide substantially better performance and benefits for home owners. We are also encouraged by continued positive growth trends for new and existing single-family homes. Accelerating our momentum in growing sales of our commercial offerings remains a key focus for us, and we expect that our new products and engines this year will result in further success. The new offerings are designed to improve the productivity of people who use our equipment to earn a living.”

Tax Reform

•
As a result of the Tax Cuts and Jobs Act of 2017, the company recognized a one-time charge of $24.9 million in the second quarter from the estimated impact of the inclusion of foreign earnings and revaluation of deferred tax assets and liabilities. Excluding this charge as well as the costs of the company’s business optimization program, the company expects the reduction in the corporate tax rate will result in an effective tax rate of approximately 29% to 31% (previously 31% to 33%) for fiscal 2018. Given the mid-year change in the corporate tax rate, the company’s fiscal 2018 effective tax rate is comprised of a blend of the pre and post-tax reform tax rates. Beginning in fiscal 2019, the company’s effective tax rate is expected to decrease to a range of approximately 26% to 28%.

Outlook:

Updated fiscal 2018 guidance:

•
Net sales are expected to be in a range of $1.91 billion to $1.96 billion, up from previous guidance of $1.90 billion to $1.95 billion, due to follow-on generator sales to date through the end of the second quarter.

•
Net income is expected to be in a range of $62 million to $70 million (previously $60 million to $68 million), or $1.45 to $1.62 per diluted share (previously $1.41 to $1.58 per diluted share), due to the reduction in the planned effective tax rate. This outlook is prior to the benefit of share repurchases and excludes the costs of the business optimization program and the one-time implementation charge related to Tax Reform.

•
Operating margins are expected to remain unchanged from previous guidance of approximately 5.8% to 6.0%, prior to the impact of costs related to the company’s business optimization program. Management expects the modest contribution from follow-on generator sales in the second quarter to be offset by incremental promotional investment in the upcoming quarter to further promote the company’s innovative products to new and existing homeowners.

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the second quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136 and enter Conference ID 3969087. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard™, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December		Six Months Ended December
	FY2018	FY2017	FY2018	FY2017
NET SALES	$446,436	$428,236	$775,531	$715,034
COST OF GOODS SOLD	353,570	332,830	616,400	567,106
Gross Profit	92,866	95,406	159,131	147,928

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	77,891	73,032	164,605	145,095
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	2,113	3,011	5,726	6,239
Income from Operations	17,088	25,385	252	9,072

INTEREST EXPENSE	(5,593)	(5,133)	(10,550)	(9,638)
OTHER INCOME	685	381	1,403	836
Income (Loss) before Income Taxes	12,180	20,633	(8,895)	270

PROVISION (CREDIT) FOR INCOME TAXES	28,524	5,382	22,488	(833)
Net Income (Loss)	$(16,344)	$15,251	$(31,383)	$1,103

EARNINGS (LOSS) PER SHARE
Basic	$(0.39)	$0.35	$(0.75)	$0.02
Diluted	(0.39)	0.35	(0.75)	0.02

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,154	42,081	42,130	42,287
Diluted	42,154	42,142	42,130	42,337

Supplemental International Sales Information
(In Thousands)

	Three Months Ended December		Six Months Ended December
	FY2018	FY2017	FY2018	FY2017
International sales based on product shipment destination	$157,248	$158,727	$271,885	$268,614

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of December
(In Thousands)

CURRENT ASSETS:	FY2018	FY2017
Cash and Cash Equivalents	$66,366	$47,327
Accounts Receivable, Net	201,253	222,768
Inventories	501,531	485,851
Prepaid Expenses and Other Current Assets	37,901	36,010
Total Current Assets	807,051	791,956

OTHER ASSETS:
Goodwill	164,312	161,287
Investments	47,626	48,298
Other Intangible Assets, Net	98,895	102,324
Deferred Income Tax Asset	43,882	88,111
Other Long-Term Assets, Net	19,870	20,171
Total Other Assets	374,585	420,191

PLANT AND EQUIPMENT:
At Cost	1,140,232	1,077,452
Less - Accumulated Depreciation	754,654	746,289
Plant and Equipment, Net	385,578	331,163
	$1,567,214	$1,543,310

CURRENT LIABILITIES:
Accounts Payable	$208,307	$186,291
Short-Term Debt	128,647	132,100
Accrued Liabilities	142,785	127,411
Total Current Liabilities	479,739	445,802

OTHER LIABILITIES:
Accrued Pension Cost	232,769	301,551
Accrued Employee Benefits	21,664	22,819
Accrued Postretirement Health Care Obligation	31,361	33,658
Other Long-Term Liabilities	51,464	43,797
Long-Term Debt	222,008	221,570
Total Other Liabilities	559,266	623,395

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	73,635	68,144
Retained Earnings	1,063,501	1,063,500
Accumulated Other Comprehensive Loss	(290,254)	(336,952)
Treasury Stock, at Cost	(319,252)	(321,158)
Total Shareholders' Investment	528,209	474,113
	$1,567,214	$1,543,310

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended December
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2018	FY2017
Net Income (Loss)	$(31,383)	$1,103
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	28,524	28,156
Stock Compensation Expense	3,869	2,826
Loss on Disposition of Plant and Equipment	1,553	331
Provision for Deferred Income Taxes	18,427	4,315
Equity in Earnings of Unconsolidated Affiliates	(6,948)	(6,239)
Dividends Received from Unconsolidated Affiliates	9,810	8,186
Changes in Operating Assets and Liabilities:
Accounts Receivable	29,900	(36,077)
Inventories	(126,075)	(99,787)
Other Current Assets	(3,402)	1,203
Accounts Payable, Accrued Liabilities and Income Taxes	16,808	(23,350)
Other, Net	(5,944)	(7,240)
Net Cash Used in Operating Activities	(64,861)	(126,573)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(45,597)	(31,163)
Proceeds Received on Disposition of Plant and Equipment	686	1,009
Cash Paid for Acquisitions, Net of Cash Acquired	(1,800)	—
Proceeds on Sale of Investment in Marketable Securities	—	3,343
Increase to Restricted Cash	(12,704)	—
Net Cash Used in Investing Activities	(59,415)	(26,811)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	128,648	132,100
Long Term Note Payable	7,685	—
Debt Issuance Costs	(1,154)	—
Treasury Stock Purchases	(3,128)	(15,153)
Payment of Acquisition Contingent Liability	—	(813)
Stock Option Exercise Proceeds and Tax Benefits	2,939	4,243
Payments Related to Shares Withheld for Taxes for Stock Compensation	(1,147)	(1,739)
Cash Dividends Paid	(5,998)	(6,039)
Net Cash Provided by Financing Activities	127,845	112,599

EFFECT OF EXCHANGE RATE CHANGES	1,090	(1,727)
NET DECREASE IN CASH AND CASH EQUIVALENTS	4,659	(42,512)
CASH AND CASH EQUIVALENTS, Beginning	61,707	89,839
CASH AND CASH EQUIVALENTS, Ending	$66,366	$47,327

Liquidity and Capital Resources:

Net debt at December 31, 2017 was $285.4 million (total Long-Term Debt and Short-Term Debt, excluding related debt issuance costs, of $351.8 million less $66.4 million of cash), compared with $307.9 million (total Long-Term Debt and Short-Term Debt, excluding debt issuance costs, of $355.2 million less $47.3 million of cash) at January 2, 2017.

Cash flows used in operating activities for the first six months of fiscal 2018 were $64.9 million, compared to $126.6 million for the first six months of fiscal 2017. The decrease in cash used in operating activities was primarily related to changes in working capital, including greater collections of accounts receivable due to timing of sales and customer payments, as well as higher accounts payable due to timing.

During the first six months of fiscal 2018, the company repurchased approximately 141,000 shares of its common stock (including approximately 42,000 in the second quarter) on the open market at an average price of $22.16 per share. As of December 31, 2017, there was remaining authorization to repurchase up to approximately $27 million of common stock with an expiration date of June 29, 2018.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2018	FY2017	FY2018	FY2017
Net Sales	$243,505	$260,797	$406,252	$415,235

Gross Profit as Reported	$55,429	$61,573	$86,648	$92,559
Business Optimization	703	—	1,128	—
Adjusted Gross Profit	$56,132	$61,573	$87,776	$92,559

Gross Profit % as Reported	22.8%	23.6%	21.3%	22.3%
Adjusted Gross Profit %	23.1%	23.6%	21.6%	22.3%

Segment Income (Loss) as Reported	$8,421	$17,922	$(11,437)	$6,269
Business Optimization	2,016	—	4,347	—
Adjusted Segment Income (Loss)	$10,437	$17,922	$(7,090)	$6,269

Segment Income (Loss) % as Reported	3.5%	6.9%	(2.8)%	1.5%
Adjusted Segment Income (Loss) %	4.3%	6.9%	(1.7)%	1.5%

Second Quarter Highlights

•
Engine sales unit volumes decreased by 10%, or approximately 180,000 engines, in the second quarter of fiscal 2018 compared to the same period last year. The decrease was primarily due to an acceleration of international sales into the first quarter of fiscal 2018, as well as management’s anticipation that domestic customers will produce closer to the lawn and garden season this year. Sales of service parts to the company’s service distribution venture were also lower this year due to a planned seasonal inventory reduction initiative. Partially offsetting the sales decline were increased sales of commercial engines.

•
Gross profit percentage decreased due to approximately 5% lower manufacturing volume and unfavorable sales mix, which includes lower service parts sales. Higher material costs were offset by modest pricing increases.

•	ESG&A increased by $2.5 million (GAAP) and $2.4 million (adjusted) from last year due to higher employee compensation costs and the investment in the upgrade to the company’s ERP system.

Products Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2018	FY2017	FY2018	FY2017
Net Sales	$222,080	$190,701	$408,676	$341,497

Gross Profit as Reported	$37,090	$33,178	$72,797	$56,129
Business Optimization	754	—	1,522	—
Adjusted Gross Profit	$37,844	$33,178	$74,319	$56,129

Gross Profit % as Reported	16.7%	17.4%	17.8%	16.4%
Adjusted Gross Profit %	17.0%	17.4%	18.2%	16.4%

Segment Income as Reported	$8,320	$6,808	$12,003	$3,563
Business Optimization	1,044	—	3,950	—
Adjusted Segment Income	$9,364	$6,808	$15,953	$3,563

Segment Income % as Reported	3.7%	3.6%	2.9%	1.0%
Adjusted Segment Income %	4.2%	3.6%	3.9%	1.0%

Second Quarter Highlights

•
Net sales increased by $31.4 million, or 16.5%, from the same period last year. The increase was primarily due to higher sales of commercial job site products, commercial lawn and garden equipment and snow throwers. Generator sales were slightly lower in the second quarter of fiscal 2018 given the prior year’s second quarter net sales included the impact of Hurricane Matthew.

•
Gross profit percentage and adjusted gross profit percentage decreased by 70 basis points and 40 basis points, respectively, primarily due to a 4% reduction in manufacturing throughput. Production of pressure washers and residential riding mowers was lower in the quarter in order to right size inventory levels, which were elevated coming out of last season.

•
ESG&A increased by $2.4 million (GAAP) and $2.1 million (adjusted) compared to last year due to higher compensation costs, higher commissions expense on increased sales volume and higher costs associated with investments to upgrade the company’s ERP system and growing commercial offerings.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to understand the company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December
	FY2018 Reported	Adjustments(1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$55,429	$703	$56,132	$61,573	$—	$61,573
Products	37,090	754	37,844	33,178	—	33,178
Inter-Segment Eliminations	347	—	347	655	—	655
Total	$92,866	$1,457	$94,323	$95,406	$—	$95,406
Engineering, Selling, General and Administrative Expenses
Engines	$48,167	$90	$48,077	$45,706	$—	$45,706
Products	29,724	290	29,434	27,326	—	27,326
Total	$77,891	$380	$77,511	$73,032	$—	$73,032

Equity in Earnings of Unconsolidated Affiliates
Engines	$1,159	$1,223	$2,382	$2,055	$—	$2,055
Products	954	—	954	956	—	956
Total	$2,113	$1,223	$3,336	$3,011	$—	$3,011

Segment Income (Loss)
Engines	$8,421	$2,016	$10,437	$17,922	$—	$17,922
Products	8,320	1,044	9,364	6,808	—	6,808
Inter-Segment Eliminations	347	—	347	655	—	655
Total	$17,088	$3,060	$20,148	$25,385	$—	$25,385

Income before Income Taxes	12,180	3,060	15,240	20,633	—	20,633
Provision for Income Taxes	28,524	(24,010)	4,514	5,382	—	5,382
Net Income (Loss)	$(16,344)	$27,070	$10,726	$15,251	$—	$15,251

Earnings (Loss) Per Share
Basic	$(0.39)	$0.64	$0.25	$0.35	$—	$0.35
Diluted	(0.39)	0.64	0.25	0.35	—	0.35
(1) For the second quarter of fiscal 2018, business optimization expenses include $0.8 million ($0.5 million after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $2.3 million ($1.6 million after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities. Tax expense also includes a $24.9 million charge associated with the Tax Cuts and Jobs Act of 2017 comprised of $18.7 million to revalue deferred tax assets and $6.2 million to record the impact of the inclusion of foreign earnings.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Six Month Periods Ended December
(In Thousands, except per share data)

	Six Months Ended December
	FY2018 Reported	Adjustments(1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$86,648	$1,128	$87,776	$92,559	$—	$92,559
Products	72,797	1,522	74,319	56,129	—	56,129
Inter-Segment Eliminations	(314)	—	(314)	(760)	—	(760)
Total	$159,131	$2,650	$161,781	$147,928	$—	$147,928
Engineering, Selling, General and Administrative Expenses
Engines	$101,526	$1,996	$99,530	$90,161	$—	$90,161
Products	63,079	2,428	60,651	54,934	—	54,934
Total	$164,605	$4,424	$160,181	$145,095	$—	$145,095

Equity in Earnings of Unconsolidated Affiliates
Engines	$3,441	$1,223	$4,664	$3,871	$—	$3,871
Products	2,285	—	2,285	2,368	—	2,368
Total	$5,726	$1,223	$6,949	$6,239	$—	$6,239

Segment Income (Loss)
Engines	$(11,437)	$4,347	$(7,090)	$6,269	$—	$6,269
Products	12,003	3,950	15,953	3,563	—	3,563
Inter-Segment Eliminations	(314)	—	(314)	(760)	—	(760)
Total	$252	$8,297	$8,549	$9,072	$—	$9,072

Income (Loss) before Income Taxes	(8,895)	8,297	(598)	270	—	270
Provision (Credit) for Income Taxes	22,488	(22,501)	(13)	(833)	—	(833)
Net Income (Loss)	$(31,383)	$30,798	$(585)	$1,103	$—	$1,103

Earnings (Loss) Per Share
Basic	$(0.75)	$0.73	$(0.02)	$0.02	$—	$0.02
Diluted	(0.75)	0.73	(0.02)	0.02	—	0.02
(1) For the first six months of fiscal 2018, business optimization expenses include $3.0 million ($2.1 million after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $5.3 million ($3.7 million after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities. Tax expense also includes a $24.9 million charge associated with the Tax Cuts and Jobs Act of 2017 comprised of $18.7 million to revalue deferred tax assets and $6.2 million to record the impact of the inclusion of foreign earnings.